EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the previously filed Registration Statement (Form S-8, No. 333-61876) of our report dated February 2, 2004, with respect to the consolidated financial statements of Primedex Health Systems, Inc. included in the Form 10-K for the year ended October 31, 2003.

Los Angeles, California
February 2, 2004
/s/ Moss Adams LLP